LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") is made as of the 15th day of March, 2016 ("Effective Date") by and between AMERICAN BIRDING ASSOCIATION, INC., a corporation organized under the laws of the State of Texas, having offices at 93 Clinton St., Delaware City, DE 19706 (hereinafter referred to as "ABA"), and THANKSGIVING COFFEE COMPANY, a corporation organized under the laws of the State of California, having an address of Post Office Box 1918, Fort Bragg, California 95437 (hereinafter referred to as "TCC").

WHEREAS, ABA is a not-for-profit corporation which promotes recreational bird watching and effective bird conservation programs; and

WHEREAS, TCC is engaged in the sale and distribution of coffee and coffee-related products; and

WHEREAS, ABA is the owner of the following trademarks registered with the United States Patent and Trademark Office, SONG BIRD (Reg. No. 2,399,506), AMERICAN BIRDING ASSOCIATION (words only) (Reg. No. 2,071,212) and AMERICAN BIRDING ASSOCIATION and Design (Reg. Nos.2822358 and 283526) , among others, and all rights associated therewith; and

WHEREAS, ABA and TCC desire to promote the use of 100% organic and shade-grown coffee certified by the Smithsonian Migatory Bird Center as Bird Friendly ® (hereinafter referred to as "Bird Friendly® Coffee") to preserve and protect bird habitat; and

WHEREAS, TCC desires to license the use of certain of ABA's trademarks in connection with the sale and distribution of TCC's certified Bird Friendly® Coffee-.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises therein and hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of License.

1.1 During the term of this Agreement and subject to ABA's rights, ABA hereby grants to TCC, and TCC accepts, an exclusive, worldwide, non-indemnified, royalty-bearing, limited term license to use the SONG BIRD trademark in accordance with the terms and conditions of this Agreement and only for the production, sale, advertising, and promotion of certified Bird Friendly® Coffee (hereinafter referred to as "Licensed Product"), such trademark to be used on the packaging for the Licensed Product and on

advertising and written promotional materials used or distributed in connection with the Licensed Product, subject to the provisions of Sections 5 and 7.

1.2 In addition, during the term of this Agreement and subject to ABA's rights, ABA hereby grants to TCC, and TCC accepts, a non-exclusive, worldwide, non-indemnified, royalty-free, limited term license to use the AMERICAN BIRDING ASSOCIATION (words only) and AMERICAN BIRDING ASSOCIATION design trademarks in accordance with the terms and conditions of this Agreement and only for the production, sale, advertising, and promotion of the Licensed Product in conjunction with the SONG BIRD trademark on the packaging for the Licensed Product and on advertising and written promotional materials used or distributed in connection with the Licensed Product, subject to the provisions of Sections 5 and 7.

1.3 The term of the license shall be for five (5) years, such term to commence on the Effective Date, unless terminated earlier in accordance with the provisions of Section 11 below. TCC shall have the right to affix the SONG BIRD, AMERICAN BIRDING ASSOCIATION (word only) and AMERICAN BIRDING ASSOCIATION design trademarks (hereinafter referred to as "Licensed Marks") on or to the packaging for the Licensed Product and on advertising and written promotional materials used or distributed in connection with the Licensed Product in accordance with the terms and conditions of this Agreement.

1.4 The parties acknowledge and agree that all use of the Licensed Marks by TCC for the period from February 26, 2008 to the Effective Date was governed by and in accordance with the terms and conditions of that certain License Agreement between ABA and TCC made as of February 26, 2008, Section 1.4 of said License Agreement notwithstanding.

1.5 No other right, title, or license is granted hereunder; and ABA retains all right, title, and interest to the Licensed Marks and any goodwill associated therewith.

2. ABA'S Representations, Membership Mailing List and Credits.

2.1 ABA warrants and represents that ABA has the rights to grant to TCC all of the rights conveyed under this Agreement. TCC shall have no right, license, or permissions except as herein expressly granted. All rights not specifically transferred by this Agreement are reserved to ABA.

2.2 From time to time, but no less than twice per year during the term of this Agreement, ABA agrees to send out information at ABA's expense to ABA's then-current membership by way of an email solicitation aimed at increasing the market for the Licensed Product.

2.3. TCC shall identify ABA as the owner of the Licensed Marks and shall also place ABA's web site address [www.aba.org/coffee] on all packaging and in all publicity for the Licensed Product. The Licensed Marks shall not be used in conjunction with any third party's name without ABA's prior express written permission.

3. Royalties, Commissions and Statements of Account.

3.1 TCC agrees to pay ABA a nonrefundable royalty on all sales of the Licensed Product as set forth in Addendum A. In addition, TCC agrees to pay ABA a commission as set forth in Addendum A on TCC's online sales of TCC non-Song Bird coffee and other products (hereinafter referred to as "Non-Licensed Products") which originate from ABA's website by click-through. No cost incurred in the manufacture, sale, distribution, promotion, or exploitation of the Licensed Product or Non-Licensed Products shall be deducted from any royalties or commissions due to ABA, and TCC shall have the obligation and responsibility for all such costs. Royalties and commissions shall be deemed to accrue when TCC receives payment for the Licensed Product.

3.2 TCC shall furnish to ABA quarterly statements of royalties and commissions due for the periods ending December 31, March 31, June 30, and September 30 of each year within thirty (30) days after each respective date. Within such thirty day period TCC shall pay ABA the amounts shown to be due on the statements. Each statement shall itemize the total amount of Licensed Product and Non-Licensed Product identified by specific type of coffee used in connection therewith, the total number of pounds and Units of Licensed Product and Non-Licensed Product sold by TCC during the quarter, and the total royalty due ABA for the period. In addition, TCC will provide ABA, within fifty (50) days after the end of each calendar year, a compliance certificate duly executed by one of TCC's officers certifying that TCC has paid to ABA all royalties and commissions due during the just-concluded year. ABA will provide TCC within fifty (50) days after the end of each calendar year a certificate duly executed by one of ABA's officers certifying its agreement with the royalties and commissions paid by TCC to ABA during the just concluded year.

3.3. If ABA has not received the royalty and/or commission payments as required by the foregoing Section 3.2 within thirty (30) days following the end of each calendar quarter, a monthly service charge of three percent (3%) shall accrue thereon and become due and owing from the date on which such royalty and/or commission payment became due and owing.

4. Books and Records.

4.1 TCC agrees to keep complete and accurate books and records relating to the sale and other distribution of the Licensed Product and Related Licensed Products sold by TCC. TCC will preserve such books and records for at least five (5) years after the date of each royalty payment to which they apply. Such books and records will be open

for inspection by representatives or agents of ABA at all reasonable times, upon reasonable notice to TCC. ABA will pay the costs incurred by its representatives or agents to examine TCC's books and records. However, if there is an error adverse to ABA in TCC's royalty accounting of more than five percent (5%) of the total royalties due for any calendar quarter, then TCC will reimburse ABA within ten (10) days for the costs incurred by ABA for such examination. TCC shall also pay ABA within ten (10) days the amount necessary to correct any error.

5. Quality of Licensed Product, Approval and Advertising.

5.1. TCC agrees that the Licensed Product shall be of the highest standard and quality and of such style and appearance as to be best suited to their exploitation to the best advantage and to the protection and enhancement of the Licensed Product and the goodwill pertaining thereto. The Licensed Product shall be manufactured, sold and distributed in accordance with all applicable national, state and local laws. TCC agrees to include an ABA membership application form provided by ABA in each shipment of the Licensed Product by TCC as well as any promotional material furnished by ABA for mailing to TCC customers.

5.2 In order to insure that the development, manufacture, appearance, quality, and distribution of the Licensed Product is consonant with the goodwill associated with ABA's reputation, copyrights, and trademarks, ABA shall have the right to approve in advance the quality of the Licensed Product and all packaging and literature for the Licensed Product.

5.3 TCC shall be responsible for delivering all items requiring prior approval pursuant to Section 5.2 without cost to ABA. ABA agrees not to withhold approval unreasonably.

5.4 TCC shall not release or distribute the Licensed Product without securing each of the prior approvals provided for in Section 5.2. TCC shall not depart from any approval secured in accordance with Section 5.2 without ABA's prior written consent.

6. Exclusive and Nonexclusive Rights.

6.1 During the term of this Agreement, TCC shall not develop, promote, distribute, or sell another brand of coffee in conjunction with any other birding or bird-related organization.

6.2 Nothing in this Agreement shall be construed to prevent ABA from granting other licenses for the use of the Licensed Marks or from utilizing the Licensed Marks in any manner whatsoever other than with respect to Licensed Product in the case of the SONG BIRD trademark. The foregoing notwithstanding, during the term of this Agreement ABA will not enter into any agreement to develop, promote, distribute or sell any brand of coffee with any person or entity other than TCC.

7. Nonacquisition of Rights.

7.1 TCC's use of the Licensed Marks shall inure to the benefit of ABA. TCC acknowledges ABA's rights in the Licensed Marks and the goodwill associated therewith. TCC shall take no action inconsistent with ABA's rights in trademarks or other registered and/or copyrighted material, nor shall they assist any third party with such an action. This prohibition includes seeking any registrations for any trademarks similar to ABA's trademarks or derivatives thereof. If at any time TCC acquires any rights in, or registration(s) or application(s) for the Licensed Marks or similar or derivative trademarks by operation of law or otherwise, TCC will immediately and at no expense to ABA assign such rights, registrations, or applications to ABA along with any and all associated goodwill.

8. TCC'S Representations.

8.1 TCC warrants and represents that during the course of this Agreement TCC shall use its best efforts, including advertising and sales promotion to promote the sale and distribution of the Licensed Product and Related Licensed Products. TCC further warrants and represents that during the course of this Agreement and for any time thereafter, TCC or any affiliated, associated, or subsidiary companies will not copy, imitate, or authorize the imitation or copying of the Licensed Marks or any distinctive feature of the foregoing or any other designs submitted to TCC by ABA. Without prejudice to any other remedies ABA may have, royalties as provided herein shall accrue and be paid by TCC on all items embodying and incorporating imitated or copied Licensed Marks.

9. Registrations and Infringements.

9.1 ABA shall maintain, at its own cost, appropriate copyright, trademark, and other intellectual property protection for the Licensed Marks.

9.2 TCC shall not at any time apply for or abet any third party to apply for copyright, trademark, or other intellectual property protection which would affect ABA's ownership of any rights in the Licensed Marks or any designs incorporating same.

9.3 TCC shall notify ABA in writing immediately upon discovery of any infringements or imitations by others of any of the Licensed Marks. ABA in its sole discretion may bring any suit, action, or proceeding ABA deems appropriate to protect ABA's rights in the Licensed Marks, including, but not limited to, actions for copyright and trademark infringement and for unfair competition. TCC shall cooperate fully, at ABA's expense, in any enforcement of ABA's rights in the Licensed Marks. The right to enforce ABA's rights in the Licensed Marks rests entirely with ABA and shall be exercised in ABA's sole discretion. TCC shall not commence or participate in any action or claim to enforce

ABA's rights in the Licensed Marks.

10. Indemnification.

10.1 TCC hereby agrees to indemnify and hold ABA harmless against all liability, cost, loss, expense (including reasonable attorney's fees), or damages paid, incurred, or occasioned by any claim, demand, suit, settlement, or recovery against ABA, without limitation, arising out of the breach or claim of breach of this Agreement; the use of the Licensed Marks by TCC, the manufacture, distribution, and sale of the Licensed Product and/or Related Licensed Products; and for any alleged defects in the Licensed Product and/or Related Licensed Products. TCC hereby consents to submit to the personal jurisdiction of any court, tribunal, or forum in which an action or proceeding is brought involving a claim to which this foregoing indemnification shall apply.

11. Termination.

11.1 ABA shall have the right to terminate this Agreement by written notice to TCC upon the occurrence of any of the following: (a) TCC fails to comply with or fulfill any of the material terms or conditions of this Agreement within a thirty (30) day cure period after TCC's receipt of prior written notice of such failure, (b) TCC attempts to sublicense any of the Licensed Marks or assign Agreement to any third party without the prior written consent of ABA, (c) a petition is filed by or against TCC for bankruptcy or judicial or administrative declaration of insolvency of Company, or in the event of government expropriation of any of the assets of TCC that relate to TCC's activities contemplated by this Agreement, (d) TCC ceases business for any reason, (e) challenge is made by or on behalf of TCC against any of ABA's trademarks including the Licensed Marks, (f) TCC discontinues production of BirdFriendly® Coffee, removes BirdFriendly® Coffee from its mail order catalog, or discontinues BirdFriendly® Coffee from the price and variety lists provided to its customers, (g) the total royalties received by ABA from TCC's sales of the Licensed Product for a twelve month period are less than $12,000.00, or (h) TCC ceases to use the SONG BIRD trademark for any consecutive six month period. Upon such termination, all rights granted to TCC shall revert forthwith to ABA, and all royalties and other payments shall become due and payable immediately.

11.2 Upon termination of this Agreement, TCC, as quickly as possible but in no event later than thirty (30) days after such termination, shall submit to ABA the statements required in Section 3 for all sales and distributions through the date of termination. ABA shall have the right to conduct an actual inventory on the date of termination or thereafter to verify the accuracy of said statements.

11.3 Upon termination of this Agreement, TCC shall immediately cease use of the Licensed Marks, subject to the provisions of Section 13.

11.4 In the event of termination of this Agreement, all payments theretofore made to ABA shall belong to ABA without prejudice to any other and further remedies ABA may have.

11.5 The obligations of the parties under the provisions of Sections 3, 4, 8, 10, 11, 13, 14, and 15 shall remain in force notwithstanding the termination of this Agreement.

12. Sales of Licensed Product to ABA.

12.1 During the term of this Agreement, TCC agrees to sell the Licensed Product to ABA, based on TCC's then current lowest wholesale price reflecting TCC's best volume discount extended to preferred customers or based on another price negotiated between the parties.

13. Sell-off Right.

13.1 Provided that TCC is not in default of any material term or condition of this Agreement, TCC shall have the right for a period of ninety (90) days from the termination of this Agreement to sell inventory on hand subject to the terms and conditions of this Agreement, including the payment of royalties on sales which continue during this additional period.

14. Limitation of Liability.

14.1 Other than as set forth in Section 2.1, ABA makes no representations or warranties of any kind respecting the Licensed Marks, excluding the validity of ABA's rights in and to the Licensed Marks, and disclaims any and all warranties that might otherwise be implied by applicable law.

14.2 To the fullest extent permitted by law, in no event will ABA be liable, whether in contract, tort (including negligence or breach of statutory duty), strict liability or otherwise, for any direct, indirect, special, punitive, incidental, or consequential loss, damage, cost or expense of any kind whatsoever that arises from and out of this Agreement, through use of Licensed Marks or claim or action associated therewith howsoever caused, including loss of profit, loss of contracts, loss of goodwill, or wasted management time, even if ABA has been advised of such possibility or that such possibility is foreseeable. ABA agrees to provide TCC with prompt notice of any such claim and shall provide TCC with reasonable assistance in the defense of such claim or claims.

14.3. The parties acknowledge and agree that the allocation of risk contained in the Agreement is fair and reasonable in all of the circumstances, giving due consideration to all relevant factors, including each party's ability to rely on its own insurance arrangements and resources to bear or recover any costs or damage incurred for which

the other is not liable.

15. Governing Law and Jurisdiction.

15.1 The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles. The parties agree that before any litigation can be initiated (except as provided below), any dispute between them shall be submitted to negotiation between the Senior Management designees of the parties. If this is not successful, then the issue shall be submitted to mediation by a mediator who has at least ten years experience as an attorney representing clients in trademark matters. Such mediation shall take place in Delaware City, DE. Each party shall be responsible for paying its own costs and expenses (including legal fees, if necessary) for the mediation; however, the cost of the mediator shall be borne equally by the parties. In the event that the mediation is unsuccessful, then the parties agree to submit to binding arbitration conducted in accordance with the Commercial Dispute Resolution Rules and Procedures of the American Arbitration Association, such arbitration to take place in Delaware City, DE, with each party to pay one-half the arbitration costs, including the arbitrator's fees. Notwithstanding the foregoing, any dispute in which specific performance or injunctive relief is sought need not be submitted to mediation or arbitration, but may instead be immediately brought by lawsuit filed by the aggrieved party. Any litigation arising out of or related to this Agreement shall be brought in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to and accepts jurisdiction and venue of this court and waives any objection to such jurisdiction and venue. The prevailing party in any litigation proceeding arising out of or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such action, including court ordered costs and reasonable attorney's fees.

16. General Terms and Conditions.

16.1 Assignment. The rights granted to TCC and associated obligations hereunder are personal and may not be assigned or sublicensed by TCC, either voluntarily, by operation of law, or otherwise without the prior written consent of ABA, which ABA may give or withhold in its sole discretion. Any such purported assignment or transfer shall be deemed a material breach of this Agreement and the assignment shall be null and void. The foregoing notwithstanding, TCC may assign its rights and obligations hereunder in connection with any sale of more than 50% of its capital stock or all of its assets or in connection with any merger, reorganization, spin-off, split-up, or split-off of all or part of TCC so long as the assignee agrees in writing to be bound by all terms and conditions of this Agreement.

16.2 Equitable Relief. TCC recognizes and acknowledges that breach of any covenants, agreements, or undertakings hereunder will cause ABA irreparable damage

which cannot be readily remedied by monetary damages in an action at law and may, in addition thereto, constitute an infringement of ABA's intellectual property rights and rights under the laws of unfair competition. Accordingly, in the event of any default or breach by TCC including any action by TCC which could cause some loss or dilution of ABA's goodwill, reputation, or rights in any trademarks, ABA shall be entitled to an immediate injunction in addition to any other remedies available to it, to stop or prevent such irreparable harm, loss, or dilution.

16.3 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such determination shall not affect the validity of the remaining provisions.

16.4 Waiver. The failure of any party to enforce at any time the provisions of this Agreement shall in no way be construed to be a present or future waiver of such provisions, nor shall such failure in any way affect the ability of any party to enforce each and every such provision of this Agreement thereafter.

16.5 Relationship of the Parties. No agency, partnership, joint venture, franchise, or employment relationship is created between ABA and TCC as a result of this Agreement. Neither party is authorized to create any obligation, express or implied, on behalf of the other party.

16.6 Endorsements. TCC acknowledges that ABA makes no claims on behalf of TCC as to the quality of the products or services offered by TCC other than the Licensed Product. TCC may make the claim that ABA endorses the Licensed Product during the term of this Agreement.

16.7 Entire Agreement. This Agreement and its attachments constitute the entire agreement between the parties concerning the subject matter hereof and supersedes all proposals, oral or written, as well as all negotiations, conversations, and/or discussions between the parties relating to this Agreement, and all past courses of dealing or industry customs. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, and permitted assigns. This Agreement may not be modified, amended, or changed in any way except by written agreement signed by authorized representatives of both parties.

16.8 Notices. All notices, demands, requests, and consents shall be sent in writing by certified mail, return receipt requested, and all royalty statements, payments, and other communications shall be sent by first class mail, postage prepaid, to the addresses set forth below or to such other address or to the attention of such other person designated in writing and signed by the representative of a party shall be deemed to have been given when so deposited or hand delivered:

ABA: American Birding Association

Attn: Jeffrey Gordon
Post Office Box 744
Delaware City, DE 19706

TCC: Thanksgiving Coffee Company
Attn: Paul Katzeff
Post Office Box 1918
Fort Bragg, CA 95437

16.9 Captions. The captions of this Agreement are for convenience only and are not to be construed as part of this Agreement and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

16.10 Recitals. The recitals are incorporated herein by reference and made a part of this Agreement.

SIGNED AND AGREED TO ON THIS 15th DAY OF MARCH, 2016.

AMERICAN BIRDING ASSOCIATION

By: Jeffrey Gordon

Jeffrey Gordon, President

THANKSGIVING COFFEE COMPANY

By: Paul Katzeff

Paul Katzeff, Chief Executive Officer

ACKNOWLEDGMENTS FOR CORPORATION

STATE OF DELAWARE)

) ss.

COUNTY OF NEW CASTLE)

JEFFREY GORDON, acting as President of the American Birding Association, being first duly sworn upon his oath, deposes and states that he is a duly authorized representative of the American Birding Association, that he has read, understands and agrees to the terms of the foregoing Agreement, knows the contents thereof and that the same are true.

The foregoing instrument was acknowledged before me this 15th day of March 2016, by Jeffrey Gordon, President of the American Birding Association.

Terri D Larson
Notary Public

My Commission Expires: TERRI D. LARSON NOTARY PUBLIC, STATE OF DELAWARE MY COMMISSION EXPIRES SEPTEMBER 29, 2017

STATE OF CALIFORNIA)
) ss.
COUNTY OF MENDOCINO)

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

PAUL KATZEFF, acting as Chief Executive Officer of Thanksgiving Coffee Company, being first duly sworn upon his oath, deposes and states that he is a duly authorized representative of Thanksgiving Coffee Company, that he has read, understands and agrees to the terms of the foregoing Agreement, knows the contents thereof and that the same are true.

The foregoing instrument was acknowledged before me this 21st day of March 2016, by Paul Katzeff, Chief Executive Officer of Thanksgiving Coffee.

Stacie Hanson
Notary Public

My Commission Expires: Dec. 10, 2017

STACIE HANSON
Commission # 2051314
Notary Public - California
Mendocino County
My Comm. Expires Dec 10, 2017

ADDENDUM A

I. Products under license to Thanksgiving Coffee Company ("Licensed Product") that will accrue royalties to the American Birding Association:

All Song Bird Coffee products:

i. Light Roast
ii. Medium Roast
iii. Dark Roast
iv. Very Dark Roast
v. Royal Decaf

II. Royalties payable to the ABA by TCC on sales of Licensed Product:

i. Song Bird Coffee Products sold by TCC at wholesale to Retail stores—$ 0.30 per bag (unit).
ii. Song Bird Coffee Products sold to buyers clicking through from ABA website via the TCC provided affiliate link— 25% of retail price
iii. Song Bird Coffee sold to buyers via TCC website not clicking through from ABA website—10 % of retail price

III. Commission payable to the ABA by TCC on sales of Non-Licensed Products:

i. Non-Licensed Products purchased from TCC web store by buyers clicking through from the ABA website via the TCC provided affiliate link—15 % of retail price

IV. Wholesale price to ABA shipped direct to Delaware Headquarters shall be based on our preferred account wholesale price plus shipping. Free shipping to ABA headquarters on orders of 5 cases or more. Case Size : 20 units.

IV. Conservation Cause

i. 2% of gross web sales of Song Bird Coffee will be placed in a trust account to be used for habitat restoration and climate change mitigation projects initiated by SMBC, TCC, and/or the ABA. Each project must be approved by the ABA prior to funds being disbursed to them.

V. Privacy

i. All of the ABA member names used during a promotional e-blast campaign will remain the property of the ABA with the e-blast originating from the ABA.

ii. ABA members who purchase from TCC will be known to TCC, but TCC will not communicate with that select buyer group without first receiving ABA approval for such communication.